EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report on Form 10-K of Capital Trust, Inc. of our report dated February 14, 2000, except for Note 25 which is as of March 8, 2000 (hereinafter referred to as our Report), included in the 1999 Annual Report to Shareholders of Capital Trust, Inc.

Our audits included the financial statement schedules of Capital Trust, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basis financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in Registration Statements (Form S-8 No. 333- 39743 and No. 333-72725) and in the related Prospecti of our Report with respect to the consolidated financial statements and schedules of Capital Trust, Inc. included and incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 1999.


                                                     /s/  Ernst & Young LLP


Ernst & Young LLP
New York, New York
March 30, 2000